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                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549



                                     FORM 8-K
                                  CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):   October 13, 1998


                         CHANTAL PHARMACEUTICAL CORPORATION
            (Exact name of the Registrant as specified in its charter)


(State or other jurisdiction of  (Commission File Number)  (I.R.S. Employer
 incorporation or organization)                             Identification No.)

        DELAWARE                         000-13304              222276346


5757 W. CENTURY BLVD., SUITE 700, LOS ANGELES, CALIFORNIA                90045
(Address of the Registrant's principal executive offices)             (Zip Code)

Registrant's telephone number, including area code:  (310) 574-5588



        (Former name or former address, if changed since last report.)




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Item 5.  Other Events.

     The Registrant has not filed its Annual Report on Form 10-K for the year ended June 30, 1998 (the "10-K") as a result of a recent change in the Registrant's independent public accountants. The Registrant's prior accountants resigned in August 1998 as a result of the fact that the Registrant owed such accountants a substantial sum which, in the judgment of such accountants, impaired their independence. The Registrant attempted to persuade such accountants to reverse their decision to resign. When this proved unsuccessful, the Registrant sought new accountants and was only able to engage such new accountants on September 28, 1998. The new accountants, Singer Lewak Greenbaum & Goldstein LLP, have advised that they believe they cannot complete their audit of the Registrant's financial statements until on or about the third week of November. Accordingly, Registrant does not anticipate filing its 10-K before late November 1998.

     Registrant currently anticipates that its consolidated revenues for the year ended June 30, 1998 ("Fiscal 1998") will be materially lower than revenues for the prior fiscal year. Registrant anticipates that it will incur a substantial net loss for Fiscal 1998. Registrant is not currently aware of any prior period adjustments which will be reported in the 10-K.

     As of June 30, 1998, Registrant's current liabilities substantially exceeded its current assets. Registrant continues to experience a severe cash flow shortage and is delinquent in payment of its operating expenses.
In addition, the Registrant is currently the subject of various unsatisfied judgments in the aggregate amount of $ 3,114,280. Due to limited financial resources, the Registrant has curtailed most of its marketing and product development efforts during the past year. The Registrant's ability to continue as a going concern will depend in part upon its ability to (i) favorably resolve the claims of various judgment creditors and other claimants, (ii) fund the costs of pending legal proceedings, and (iii) raise additional capital in order to pursue the marketing and product development efforts which are necessary for its growth. At present, the Registrant cannot predict whether or not it will be able to favorably resolve the various claims against it or fund the defense of pending legal proceedings, and given the present circumstances, the Registrant has no realistic prospects for raising any additional capital. Absent a favorable and timely resolution of these issues, the Registrant may be forced to consider a number of courses of action, including, without limitation, seeking protection under the federal bankruptcy laws.

RECENT BUSINESS DEVELOPMENTS

     MARKETING. In light of its financial condition, Registrant has curtailed virtually all of its marketing and product promotional efforts.


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     MANUFACTURING.  Registrant previously occupied research and production laboratory facilities at a government technology center in Kaiserslautern, Germany. The facilities were used for production of Ethocyn. Registrant stopped paying rent for the facilities and was evicted. The Registrant currently has no research and production facilities.

     PRODUCTS UNDER DEVELOPMENT. The Registrant is developing product line extensions of current Ethocyn-based skin treatment products. Due to limited financial resources, the Registrant has not completed testing of these products and has not established a certain date for introduction of these products . The Registrant has substantially curtailed its research and development activities due to lack of resources.

     MANAGEMENT. The names, ages and positions of the directors and executive officers of the Registrant are as follows:


NAME                           AGE      POSITION
----                           ---      --------
Chantal Burnison               48       Chairman of the Board and Chief
                                        Executive Officer

Polly Bergen                   67       Director and Chief Operating Officer

Charles P. Scalzo              51       Director and Chief Financial Officer


     Joseph Dekama's term as President of Registrant expired on June 30, 1998 and was not renewed.

     Charles Scalzo became Chief Financial Officer of the Registrant in October 1997 and was elected as director of Registrant in October 1998.

     PROPERTIES. In June and July of 1998, the Registrant and its 90% subsidiary, Chantal Skin Care Corporation, relocated their administrative offices to 5757 West Century Boulevard, Los Angeles, California. The Registrant and Chantal Skin Care Corporation occupy such premises pursuant to various month-to-month leases. Chantal Skin Care Corporation currently leases warehouse space in Southern California and New Jersey.

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LEGAL PROCEEDINGS AND CONTINGENCIES.


     Registrant and Chantal Burnison are defendants in an action titled Marksman Partners, L.P. on behalf of itself and all others similarly situated vs. Chantal Pharmaceutical Corporation and Chantal Burnison, filed on February 7, 1996 in the United States District Court, Central District of California, Western Division, Case No. 96-0872. This action is a securities class action on behalf of all persons who purchased or otherwise acquired the common stock of Registrant between July 10, 1995 and January 5, 1996, inclusive. In January 1998, the complaint was amended to include as defendants Coopers & Lybrand LLP ("Coopers"), Registrant's former auditors; Stanson; and Fred Reinstein, identified as the President of Stanson.

     The MARKSMAN PARTNERS action is based on a contention that Registrant's accounting for sales revenue, because of the nature of its distribution agreement with Stanson, overstated its revenues for fiscal 1995 and for the September 30, 1995 quarter ($3 million and $10 million respectively), which, the action claims, violated generally accepted accounting principles and the Federal securities laws. The complaint appears to rely on details of the contractual relationship with Stanson to contend that the revenues should not have been booked by Registrant based on shipped orders to the distributor, since among other reasons, plaintiffs allege that Stanson, during the relevant time period, had the right to require Registrant to purchase Stanson on a formula dependent on its income from Registrant's products' sales, and Registrant did not have a substantial history of selling through the distributor and the distribution system. The action seeks monetary damages in an unspecified amount. An amount sought on the basis stated in the complaint would be substantially in excess of Registrant's current net worth.

     Registrant believes its financial reports were correctly presented under generally accepted accounting principles. Trial is currently set for March 1999 and pre-trial discovery is on-going. Registrant plans to vigorously defend itself against the claims asserted in the litigation.

     A derivative action based on many of the same contentions as made in Marksman has also been filed against Registrant and Chantal Burnison. The action, entitled Baruch Singer and Dorothea E. Wakefield vs. Chantal Burnison, defendant and Chantal Pharmaceutical Corporation, nominal defendant, was filed in the Superior Court of the State of California, the County of Los Angeles, case No. BC 147327. In June 1997, the plaintiffs amended the complaint to assert a claim against Coopers for negligence and professional malpractice arising out of Coopers' audit of Registrant's fiscal year 1995 financial statements which are the subject of both the Marksman and Singer actions.


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Coopers filed a cross-complaint against Registrant which Registrant did not answer. A default judgment against Registrant was entered on Coopers' indemnity claims. The amount of those claims is undetermined at this time.

     In October 1996, Registrant completed the sale of $5.25 million principal amount of 8% convertible debentures due September 30, 1998. The aggregate amount of the debentures due and owing is approximately $440,000. The debentures were sold to investors qualifying as non-U.S. persons in an offering completed under Regulation S. The conversion price is the lesser of $3.91 or 80% of the average closing bid price of Registrant's common stock for the five business days immediately preceding the conversion date.

     Three actions involving six investors were commenced against Registrant relating to this offering. These actions have been settled or judgements have been entered. Pursuant to such judgments, the Registrant has been directed to pay damages and attorney's fees in the aggregate amount of approximately $1,643,146. In addition, Registrant has been directed to issue 681,162 shares of its common stock to one of the plaintiffs.

     The Securities and Exchange Commission (the "Commission") authorized a private investigation of the Registrant entitled In the Matter of Chantal
Pharmaceutical Corporation.   The investigation is based on possible
violations of the provisions of federal securities laws, namely involving the trading of securities by certain persons, revenue recognition issues and accounting issues. Registrant and its officers are cooperating fully with the Commission and have been in the process of producing documents and providing necessary testimony. To the best of Registrant's knowledge, no recommendation for action against Registrant has been made by the Commission's staff.


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     Due to its financial condition Registrant is also a defendant in a number of collection actions brought by trade creditors of Registrant. Although none of those actions is individually material to Registrant, the aggregate damages sought in such actions is approximately $3,860,000 and judgments against Registrant have been entered by stipulation or otherwise in a total amount of $1,471,134. Registrant is attempting to resolve outstanding claims of its trade creditors. However, no assurance can be given that such claims will not have a material adverse affect upon Registrant's financial condition and its business operations.

     Registrant is subject to an agreement with a third party pursuant to which it reacquired the international marketing and distribution rights to Ethocyn-based products. Such agreement provides for, among other things, a royalty payment to such third party based on worldwide sales of Ethocyn during a three-year term which expired in 1997. Registrant did not make all payments on a timely basis and currently owes approximately $652,000 in royalties.

     Registrant signed a lease for office space in a building in Culver City, California in May 1998. The lease calls for monthly rent of $7,206 and expires July 31, 2003. The Registrant did not occupy the space and contends that the landlord failed to make certain changes to the premises as required by the lease. The landlord disputes Registrant's contentions. Registrant understands but has not confirmed that all or a portion of the premises has been relet to an independent third party. No legal proceedings have been commenced concerning the subject lease.

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     Registrant signed a lease dated October 15, 1997 for office space for administrative purposes in New York, New York. The lease requires monthly rent in the amount of $16,031.25 and expires September 30, 2007. Registrant stopped making lease payments in early 1998 and was evicted from the premises pursuant to an unlawful detainer action. No action has been commenced against Registrant seeking collection of unpaid rent.



                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CHANTAL PHARMACEUTICAL CORPORATION



Date:  October 16, 1998           By: /s/ Charles P. Scalzo
                                     --------------------------
                                     Charles P. Scalzo
                                     Chief Financial Officer







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